As filed with the Securities and Exchange Commission on January 5, 2018.

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ADOMANI, INC.

(Exact name of registrant as specified in its charter)

Delaware	3714	46-0774222
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4740 Green River Road, Suite 106

Corona, California 92880

(949) 200-4613

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Menerey

Chief Financial Officer

4740 Green River Road, Suite 106

Corona, California 92880

(951) 407-9860

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:

Michael A. Hedge	Andrew D. Thorpe, Esq.
Matthew A. Susson	Melissa V. Frayer, Esq.
K&L Gates LLP	Orrick, Herrington & Sutcliffe LLP
1 Park Plaza, Twelfth Floor	The Orrick Building
Irvine, California 92614	405 Howard Street
(949) 253-0900	San Francisco, California 94105
(415) 773-5700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-220983

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Units, each consisting of one share of common stock, par value $0.00001 per share, and a warrant to purchase 1.5 shares of common stock	166,667	$3.00	$500,001	$63
Common stock included in the units(4)	—	—	—	—
Warrants included in the units(5)(6)	—	—	—	—
Common stock underlying the warrants included in the units(4)	250,001	$4.50	$1,125,005	$140
Total:	416,668		$1,625,006	$203

(1)	The registrant previously registered securities on a Registration Statement on Form S-1 (File No. 333-220983), which was declared effective on January 4, 2018. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), an additional 166,667 units, each consisting of one share of common stock, par value $0.00001 per share, and a warrant to purchase 1.5 shares of common stock, having a proposed maximum aggregate offering price of $500,001 and an additional 250,001 shares of common stock underlying the warrants included in the units are hereby registered.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. The registration fee is based on the public offering price.

(3)	The registrant previously paid $12,887 in connection with the initial filing of the Registration Statement on Form S-1 (File No. 333-220983).

(4)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(5)	No additional registration fee is required pursuant to Rule 457(g) under the Securities Act.

(6)	The registrant has calculated the proposed maximum aggregate offering price of the common stock underlying the warrants by assuming that such warrants are exercisable to purchase shares of common stock at a price per share equal to $4.50, the exercise price of the warrants included the units offered at the public offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, ADOMANI, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-220983), which the Registrant initially filed with the Commission on October 16, 2017 (the “Prior Registration Statement”), and which the Commission declared effective on January 4, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of Units offered by the Registrant by 166,667 Units, which include 166,667 shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Registrant and 250,001 shares of Common Stock issuable upon exercise of the warrants included in the Units. The additional Units that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of K&L Gates LLP
23.1	Consent of MaloneBailey, LLP
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-220983), originally filed with the Securities and Exchange Commission on October 16, 2017 and incorporated by reference herein)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on this 5th day of January, 2018.

ADOMANI, INC.

By:	/s/ James L. Reynolds
James L. Reynolds
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Reynolds	Chief Executive Officer, President, Chairman and Director	January 5, 2018
James L. Reynolds	(Principal Executive Officer)

/s/ Michael K. Menerey	Chief Financial Officer and Director	January 5, 2018
Michael K. Menerey	(Principal Financial Officer and Principal
Accounting Officer)

*	Director	January 5, 2018
Gary W. Nettles

*	Director	January 5, 2018
Janet L. Boydell

*	Director	January 5, 2018
John F. Perkowski

*By:	/s/ Michael K. Menerey
Michael K. Menerey
Attorney-in-Fact